EXHIBIT 99


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                  Ambanc Requests Shareholder List From Cohoes

AMSTERDAM, N.Y.--(BUSINESS WIRE)--July 17, 2000--Ambanc Holding Company, Inc. (NASDAQ: AHCI) ("Ambanc") announced today that it has sent a letter to Cohoes Bancorp, Inc. ("Cohoes") requesting, among other things, a current list of Cohoes shareholders.

John  Lisicki,   Ambanc's  President  and  CEO  stated:
"Management and the Board of Directors of Ambanc are very disappointed that Cohoes suggested that our proposal to acquire all of the shares of Cohoes stock is not a bona fide offer. This misrepresentation by Cohoes is being utilized to avoid serious consideration of Ambanc's proposal and to avoid providing Cohoes shareholders their right to vote on our proposal, which we believe provides greater value to Cohoes shareholders. In order to impress upon the Cohoes Board of Directors the sincerity of our proposal and our determination to move this acquisition forward, Ambanc has requested a current list of Cohoes shareholders."

Ambanc would also like to clarify another mischaracterization made by Cohoes in its press release concerning the contingencies to the consummation of an acquisition by Ambanc. The only contingencies contained in the Ambanc proposal are:

--  Satisfactory  Due  Diligence
--  Regulatory  Approval
--  Shareholder Approval

All three of these contingencies are standard in a transaction of this type and Ambanc is confident that all of these contingencies can be satisfied in an expeditious manner.

Ambanc anticipates that the shareholders of Cohoes will not approve the so-called "merger-of- equals" between Hudson River Bancorp, Inc. and Cohoes, thereby voiding the reciprocal lock-up options granted by Cohoes and Hudson River. Elimination of the mutual lock-up options will provide other interested parties an opportunity to purchase Cohoes in a negotiated transaction, possibly at a price higher than present proposals. Ambanc's existing bid of $15.25 per share, in cash, incorporates the cost of the lock-up option, which Ambanc estimates to be $1.08 per share.

The Board of Directors of Ambanc once again urges the Cohoes Board to examine its fiduciary responsibility to its shareholders as it reviews this superior proposal and to simply allow the stockholders of Cohoes to decide which of the competing opportunities is in their best interests. Ambanc also urges each Cohoes shareholder to examine who benefits from preventing them, as owners of the company, from deciding what is in their own best interests and, if they agree that it is not themselves that benefit, they should contact Cohoes directly to express their displeasure with the proposed merger transaction with Hudson.

Ambanc's Management and Board of Directors believe that Ambanc's proposal to acquire Cohoes provides Cohoes shareholders with a better return for the following reasons:

-- Ambanc proposes to acquire all the outstanding Cohoes shares for $15.25 per share in cash, which represents an 11% premium over the proposed "merger of equals" with Hudson River based upon Hudson River's closing price of $11.5625 on July 14, 2000. A cash offer removes all concerns to Cohoes stockholders regarding future stock performance.


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--   Ambanc is willing to discuss offering Cohoes  shareholders  their choice of either cash or stock, or some combination of both, within certain parameters, which have yet to be negotiated. Hudson River's proposal offers Cohoes' shareholders only stock. It is Ambanc's opinion that Hudson River's current stock price is inflated due to the outstanding proposal of $14 per share for Hudson River made by TrustCo Bank Corp.

Ambanc's Board of Directors unanimously supports the proposed acquisition of Cohoes by Ambanc for one simple reason; it builds shareholder value for Ambanc shareholders." Ambanc expects this acquisition to build value in the following ways:

1. Earnings accretion (cash offer of $15.25 per share):
Data is based on the annualized three month period ended March 31, 2000

                                                           Pro Forma
                                     Ambanc    Cohoes      Combined
(All data is dollars in millions
except per share data and ratios.)

Net Interest Income After Provision   21.6      25.9         37.3

Noninterest Income                     2.0       3.6          5.6
Noninterest Expense                   16.7      19.2         30.7

Taxes                                  2.9       3.8          5.0

Net Income                             3.9       6.6          7.2

Shares                                 4.7       7.9          4.7

Earnings Per Share                    0.84      0.84         1.55

Accretion                                                      85%

   The pro forma EPS assumes fully implemented 28% cost reductions, net of goodwill and tax impact. Even if Ambanc only achieved $3.6 million in pre-tax cost savings or 19% (based on Hudson River and Cohoes Synopsis of Merger dated April 25, 2000) the EPS accretion would be greater than 50%.

2.  Grow the balance sheet and leverage capital:
Data is as of March 31, 2000.

                                                          Pro Forma
                                      Ambanc   Cohoes     Combined

Assets                                $721      $704       $1,294
(in millions)

Equity                                $ 75      $121       $   76
(in millions)

Equity to Assets Ratio                  10%       17%           6%

Book Value per Share                $15.42    $15.31       $15.50

3. Increase market share, penetrate attractive markets and add growth branches:

-- Deposit market share in Saratoga County will increase from 2.62% at June 30, 1999 to 5.20% on a pro forma basis. Additionally, market share will increase to 4.84% in Albany County and to 1.55% in Schenectady County.
     Source: Sheshunoff.

--   Gain  access  to  Greene  and  Warren  Counties,   which  have  experienced
     population growth of 6.16% and 4.17%,  respectively  between 1990 and 1998.
     Source: Claritas.

-- Increase market penetration of Albany, Saratoga and Schenectady Counties, which have experienced average household income growth of 30.86%, 26.73% and 33.68%, respectively, between 1990 and 1998. Source: Claritas.

Ambanc  Holding Co.,  Inc. is a unitary  savings and loan holding  company.  The
Company's primary subsidiary, Mohawk Community Bank, serves customers in seventeen upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the FDIC.

The foregoing material and pro forma data contain forward-looking statements concerning the financial condition, results of operations and business of Ambanc following the consummation of its proposed acquisition of Cohoes and includes certain assumptions regarding the effect, if any, the Cohoes benefit plans and arrangements may have on the cost to Ambanc of the proposed acquisition. We caution that such statements, pro forma data and assumptions are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements or pro forma data. The pro forma data is not necessarily indicative of the financial position or results that would be achieved following the consummation of the proposed acquisition and should not be used as a basis for projection of market value. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki,  President & CEO
(518) 842-7200
jlisicki@mohawkcommunitybank.com
www.mohawkcommunitybank.com
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